Exhibit 99.1

NEWS RELEASE Contact: Neal A Fuller, EVP & CFO AMERISAFE, Inc. 337-463-9052

AMERISAFE ANNOUNCES 2015 FOURTH QUARTER AND YEAR-END

RESULTS

2015 Net Income Grows 31.3%

Increases Regular Dividend 20.0%

DeRidder, LA – Feb. 24, 2016 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the fourth quarter and year ended December 31, 2015.

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2015	2014	% Change	2015	2014	% Change
	(in thousands, except per share data)
Net premiums earned	$95,034	$97,070	-2.1%	$375,894	$375,747	0.0%
Net investment income	7,256	7,166	1.3%	27,902	27,214	2.5%
Net realized gains (losses) on investments (pre-tax)	24	516	NM	(2,494)	697	NM
Net income	23,073	16,865	36.8%	70,462	53,666	31.3%
Diluted earnings per share	$1.21	$0.89	36.0%	$3.69	$2.84	29.9%
Operating net income	23,057	16,530	39.5%	72,083	53,213	35.5%
Operating earnings per share	$1.20	$0.87	37.9%	$3.77	$2.81	34.2%
Book value per share	$23.73	$23.65	0.3%	$23.73	$23.65	0.3%
Net combined ratio	71.5%	83.4%		79.8%	87.9%
Return on average equity	19.5%	15.1%		15.6%	12.4%

Allen Bradley, AMERISAFE’s Executive Chairman, commented, “Early projections of the 2015 underwriting results for workers’ compensation market suggest a 96% combined ratio. If accurate, that marks the second consecutive year of an underwriting profit, a rare occurrence in this line of business. Markedly lower investment yields have played the major role in bringing about the underwriting discipline necessary to produce these results. More recently, a slowing national economy coupled with excess capital in the industry has moved the market to a slightly more competitive posture. It remains to be seen if low investment yields compel underwriters to maintain a disciplined approach to pricing and risk selection.”

Insurance Results

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2015	2014	% Change	2015	2014	% Change
	(in thousands)
Gross premiums written	$88,657	$90,334	-1.9%	$386,529	$393,819	-1.9%

Net premiums earned	95,034	97,070	-2.1%	375,894	375,747	0.0%
Loss and loss adjustment expenses incurred	48,321	59,346	-18.6%	214,573	244,916	-12.4%
Underwriting and certain other operating costs, commissions, salaries and benefits	19,394	21,553	-10.0%	84,113	84,963	-1.0%
Policyholder dividends	277	51	NM	1,301	391	NM

Underwriting profit (pre-tax)	27,042	16,120	67.8%	75,907	45,477	66.9%

Insurance Ratios:
Current accident year loss ratio	69.8%	71.5%		69.8%	71.5%
Prior accident year loss ratio	-19.0%	-10.3%		-12.7%	-6.3%

Net loss ratio	50.8%	61.1%		57.1%	65.2%
Net underwriting expense ratio	20.4%	22.2%		22.4%	22.6%
Net dividend ratio	0.3%	0.1%		0.3%	0.1%

Net combined ratio	71.5%	83.4%		79.8%	87.9%

•	Gross premiums written in the quarter decreased by 1.9% compared with last year’s fourth quarter, and for 2015 were 1.9% lower than in 2014. Premiums on voluntary policies written during the quarter decreased by $0.5 million, or 0.6%. For the full year 2015, gross premiums on voluntary policies written were $2.5 million lower, or 0.7% compared to 2014. Payroll audits and related premium adjustments for policies written in prior periods were $3.3 million in the fourth quarter and $12.2 million in the year ended December 31, 2015. In 2014, these premium adjustments totaled $4.5 million in the fourth quarter and $16.8 million for the full year.

•

The current accident year loss ratio for the fourth quarter was 69.8%, unchanged from prior quarters in 2015. During the quarter, the Company experienced favorable loss development for prior accident years which reduced loss and loss adjustment expenses by $18.0 million, mostly attributable to accident years 2012, 2013, and years 2008 and prior. In total, prior accident year development for the year ended December 31, 2015 resulted in favorable development of $47.8 million, compared with favorable development of $23.7 million in 2014. These results reflect improved trends on frequency and were driven largely by favorable case reserve development on claims that were closed during the year.

•	For the quarter ended December 31, 2015, the underwriting expense ratio was 20.4% compared to 22.2% in the same quarter in 2014. The decrease in the quarter was due to lower contingent profit sharing commission expense compared with last year’s fourth quarter when there was an additional $2.8 million of this expense. For the year ended December 31, 2015, the underwriting expense ratio was 22.4%, a slight decrease compared with 22.6% in 2014.

•	The effective tax rate for the year ended December 31, 2015 was 30.2% compared with 27.2% for 2014. The increase in the tax rate resulted from continued improvement in our underwriting margins which created improved profitability and a higher proportion of underwriting income to tax-exempt income relative to 2014.

•	Return on average equity was 19.5% for the fourth quarter and 15.6% for the year ended December 31, 2015, compared to 15.1% for the fourth quarter of 2014 and 12.4% for 2014.

G. Janelle Frost, President and Chief Executive Officer, noted, “We are pleased with our financial results for the year. AMERISAFE performed well during the softening cycle. Operationally, we continued to execute on our model of extensive claims handling, expense control, and equally important, maintaining our underwriting discipline in a declining rate environment. Our capital management activities also demonstrated our commitment to our shareholders. Both our combined ratio of 79.8% and return on average equity of 15.6% are the result of our focus on our niche market combined with the expertise, experience and dedication of our employees.”

Investment Results

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2015	2014	% Change	2015	2014	% Change
	(in thousands)
Net investment income	$7,256	$7,166	1.3%	$27,902	$27,214	2.5%
Net realized gains (losses) on investments (pre-tax)	24	516	NM	(2,494)	697	NM
Pre-tax investment yield	2.6%	2.6%		2.5%	2.6%
Tax-equivalent yield (1)	3.5%	3.5%		3.5%	3.5%

(1)	The tax equivalent yield is calculated using the effective interest rate and a 35% marginal tax rate.

•	As of December 31 2015, the carrying and fair value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $1.1 billion.

Capital Management

On February 23, 2016, the Company’s Board of Directors increased the regular quarterly dividend from $0.15 per share to $0.18 per share, a 20.0% increase, payable on March 28, 2016 to shareholders of record as of March 14, 2016.

During the quarter and year, no shares were repurchased under our share repurchase plan.

Supplemental Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(in thousands, except share and per share data)
Net income	$23,073	$16,865	$70,462	$53,666
Less: Net realized capital gains (losses)	24	516	(2,494)	697
Tax effect (1)	(8)	(181)	873	(244)

Operating net income (2)	23,057	16,530	72,083	53,213

Average shareholders’ equity (3)	472,279	447,726	450,475	431,891
Less: Average other comprehensive income (loss)	2,974	2,444	2,699	(743)

Average adjusted shareholders’ equity	469,305	445,282	447,776	432,634

Diluted weighted average common shares	19,137,418	18,994,995	19,119,186	18,928,504

Return on average equity (4)	19.5%	15.1%	15.6%	12.4%
Operating return on average adjusted equity (2)	19.7%	14.8%	16.1%	12.3%
Diluted earnings per common share	$1.21	$0.89	$3.69	$2.84
Operating earnings per common share (2)	$1.20	$0.87	$3.77	$2.81

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35%.
(2)	Operating net income, operating return on average adjusted equity and operating earnings per share are non-GAAP financial measures. Management believes that investors’ understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for February 25, 2016, at 10:30 a.m. Eastern Time to discuss the results for the quarter and year end, as well as the outlook for future periods. To participate in the conference call dial 877-225-7695 (Domestic) or 720-545-0027 (International) at least ten minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through March 3, 2016. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 38532184#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, manufacturing, agriculture and oil and gas. AMERISAFE actively markets workers’ compensation insurance in 27 states.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2014. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues:
Gross premiums written	$88,657	$90,334	$386,529	$393,819
Ceded premiums written	(1,911)	(3,138)	(11,228)	(13,793)

Net premiums written	$86,746	$87,196	$375,301	$380,026

Net premiums earned	$95,034	$97,070	$375,894	$375,747
Net investment income	7,256	7,166	27,902	27,214
Net realized gains (losses) on investments	24	516	(2,494)	697
Loss on disposal of assets	(639)	—	(664)	—
Fee and other income	85	134	316	361

Total revenues	101,760	104,886	400,954	404,019

Expenses:
Loss and loss adjustment expenses incurred	48,321	59,346	214,573	244,916
Underwriting and other operating costs	19,394	21,553	84,113	84,963
Policyholder dividends	277	51	1,301	391

Total expenses	67,992	80,950	299,987	330,270

Income before taxes	33,768	23,936	100,967	73,749
Income tax expense	10,695	7,071	30,505	20,083

Net income	$23,073	$16,865	$70,462	$53,666

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Basic EPS:
Net income	$23,073	$16,865	$70,462	$53,666

Basic weighted average common shares	19,028,352	18,773,461	18,941,077	18,646,128
Basic earnings per share	$1.21	$0.90	$3.72	$2.88

Diluted EPS:
Net income	$23,073	$16,865	$70,462	$53,666

Diluted weighted average common shares:
Weighted average common shares	19,028,352	18,773,461	18,941,077	18,646,128
Stock options and performance shares	109,066	221,534	178,109	282,376

Diluted weighted average common shares	19,137,418	18,994,995	19,119,186	18,928,504

Diluted earnings per common share	$1.21	$0.89	$3.69	$2.84

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,	December 31,
	2015	2014
	(unaudited)
Assets
Investments	$1,045,152	$1,016,333
Cash and cash equivalents	69,481	90,956
Amounts recoverable from reinsurers	91,077	85,888
Premiums receivable, net	185,364	178,917
Deferred income taxes	29,905	31,231
Deferred policy acquisition costs	20,412	19,649
Other assets	60,654	34,246

	$1,502,045	$1,457,220

Liabilities and Shareholders’ Equity
Liabilities:
Reserves for loss and loss adjustment expenses	$718,033	$687,602
Unearned premiums	167,983	168,576
Insurance-related assessments	32,329	29,315
Other liabilities	129,719	124,759

Shareholders’ equity	453,981	446,968

Total liabilities and shareholders’ equity	$1,502,045	$1,457,220

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